EXHIBIT 99.1 - FORM OF SUBSCRIPTION AGENT AGREEMENT BETWEEN SMART & FINAL INC.
               AND CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                         [LETTERHEAD OF SMART & FINAL]


[Date _____, 1999]


ChaseMellon Shareholder Services, LLC
85 Challenger Road
Ridgefield Park, New Jersey  07660

Attention: Reorganization Department

Gentlemen:

          Smart & Final Inc., a Delaware corporation (the "Company") is making an offer to issue (the "Subscription Offer") to the holders of record of its outstanding shares of Common Stock par value $0.01 per share (the "Common Stock"), at the close of business on ____________, 1999 (the "Record Date"), the right to subscribe for and purchase (each a "Right") shares of Common Stock (the "Additional Common Stock") at a purchase price of $__________ per share of Additional Common Stock (the "Subscription Price"), payable by cashier's or certified check or other acceptable methods as may be specified in the Registration Statement referenced below, upon the terms and conditions set forth herein. The term "Subscribed" shall mean submitted for purchase from the Company by a stockholder in accordance with the terms of the Subscription Offer, and the term "Subscription" shall mean any such submission. The Subscription Offer will expire at __________ p.m. New York City Time, on _______________, 1999 (the "Expiration Time"), unless the Company shall have extended the period of time for which the Subscription Offer is open, in which event the term "Expiration Time" shall mean the latest time and date at which the Subscription Offer, as so extended by the Company from time to time, shall expire.

          This Subscription Agent Agreement ("Agreement") will define the activities and related compensation which ChaseMellon Shareholder Services LLC ("ChaseMellon") will provide to the Company in conjunction with the Subscription Offer.

          The Company filed a Registration Statement relating to the Additional Common Stock with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on ____________________. 1999. Said Registration Statement was declared effective on ____________________, 1999. The terms of the Additional Common Stock are more fully described in the Prospectus forming part of the Registration Statement as it was declared effective, and the accompanying Letter of Instruction. Copies of the Prospectus, the Letter of Instruction and the Notice of Guaranteed Delivery are annexed hereto as Exhibit 1, Exhibit 2 and Exhibit 3, respectively. All terms used and not defined herein shall have the same meaning as in the Prospectus. Promptly after the Record Date, the Company will provide ChaseMellon with a list of holders of Common Stock as of the Record Date (the "Record Stockholders List").

          The Rights are evidenced by transferable subscription warrants (the "Warrants"), a copy of the form of which is annexed hereto as Exhibit 4. The Warrants entitle the holders to subscribe, upon payment of the Subscription Price, for shares of Additional Common Stock at the rate of One (1) share for each ____ Rights evidenced by a Warrant (the "Basic Subscription Privilege").
No fractional shares will be issued. In the event that fractional shares would be calculated as a result of the exchange ratio above, the number of shares of Additional Common Stock to be purchased will be rounded down to the nearest full share and the fractional share amount shall be cancelled. Rights are freely transferable among their holders and ChaseMellon will not make any distinction between Rights issued directly to subscribing shareholders and those Rights which have been validly and lawfully acquired by the subscribing shareholder from another.

          Further, the Subscription Offer provides that subscribing shareholders, and only those subscribing shareholders who exercise their Rights in full, may exercise an Oversubscription Privilege as more fully described in the Registration Statement. ChaseMellon shall, after the initial allocation of Additional Common Stock to those shareholders exercising their Basic Subscription Privilege, allocate any remaining shares (and only to the extent possible) to those shareholders who exercise the Oversubscription Privilege on a pro-rata basis to their Basic Subscription, as more fully described in the Registration Statement.

          Further, any remaining shares of Additional Common Stock which have not been subscribed as a result of the aggregate of elections made by shareholders under the Basic Subscription Privilege and the Oversubscription Privilege, shall be deemed the Unsubscribed Shares. Pursuant to that certain agreement ("Standby Purchase Agreement") between the Company and its majority shareholder, Casino USA, Inc. ("Casino"), Casino has agreed to purchase at the Subscription Price all Unsubscribed Shares. Subject to the provisions of this Agreement below, ChaseMellon is directed by the Company to allocate all Unsubscribed shares to Casino, and receive proper payment for these shares, in accordance with the Standby Purchase Agreement.

          The Company hereby appoints ChaseMellon as Subscription Agent (the "Subscription Agent") for the Subscription Offer and agrees with ChaseMellon as follows:

          1) As Subscription Agent, ChaseMellon is authorized and directed to:

          (A) Issue the Warrants in accordance with this Agreement in the names of the holders of the Common Stock of record on the Record Date, keep such records as are necessary for the purpose of recording such issuance, and furnish a copy of such records to the Company. The Warrants may be signed on behalf of the Subscription Agent by the manual or facsimile signature of a Vice President or Assistant Vice President of the Subscription Agent, or by the manual signature of any of its other authorized officers.

          (B)  Promptly after ChaseMellon receives the Record Stockholders List:

          (a) mail or cause to be mailed, by first class mail, to each holder of Common Stock of record on the Record Date whose address of record is within the United States and Canada, (i) a Warrant evidencing the Rights to which such stockholder is entitled under the Subscription Offer, (ii) a copy of the Prospectus, (iii) a Letter of Instruction, (iv) a Notice of Guaranteed Delivery and (v) a return envelope addressed to the Subscription Agent; and

          (b) mail or cause to be mailed, by air mail, to each holder of Common Stock of record on the Record Date whose address of record is outside the United States and Canada, or is an A.P.O. or F.P.O. address (i) a copy of the Prospectus, (ii) a Notice of Guaranteed Delivery and (iii) a Letter of Instruction (different from the Letter of Instruction sent to stockholders whose address of record is within the United States and Canada). ChaseMellon shall refrain from mailing Warrants issuable to any holder of Common Stock of record on the Record Date whose address of record is outside the United States and Canada, or is an A.P.O. or F.P.O. address, and hold such Warrants for the account of such stockholder subject to such stockholder making satisfactory arrangements with the Subscription Agent for the exercise or other disposition of the Rights evidenced thereby, and follow the instructions of such stockholder for the exercise, sale or other disposition of such Rights if such instructions are received at or before 11:00 a.m., New York City Time, on _________, 1999.

          (C) Mail or deliver a copy of the Prospectus (i) to each assignee or transferee of Warrants upon ChaseMellon's receiving appropriate documents to register the assignment or transfer thereof and (ii) with certificates for shares of Additional Common Stock when such are issued to persons other than the registered holder of the Warrant.

          (D) Accept Subscriptions upon the due exercise (including payment of the Subscription Price) on or prior to the Expiration Time of Rights in accordance with the terms of the Warrants and the Prospectus.

          (E) Subject to the next sentence, accept Subscriptions from stockholders whose Warrants are alleged to have been lost, stolen or destroyed upon receipt by ChaseMellon of an affidavit of theft, loss or destruction and a bond of indemnity in form and substance satisfactory to ChaseMellon accompanied by payment of the Subscription Price for the total number of shares of Additional Common Stock Subscribed for. Upon receipt of such affidavit and bond of indemnity and compliance with any other applicable requirements, stop orders shall be placed on said Warrants and ChaseMellon shall withhold delivery of the shares of Additional Common Stock Subscribed for until after the Warrants have expired and it has been determined that the Rights evidenced by the Warrants have not otherwise been purported to have been exercised or otherwise surrendered.

          (F) Accept Subscriptions, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person:

          (a) if the Warrant is registered in the name of a fiduciary and is executed by and the Additional Common Stock is to be issued in the name of such fiduciary;

          (b) if the Warrant is registered in the name of joint tenants and is executed by one of the joint tenants, provided the certificate representing the Additional Common Stock is issued in the names of, and is to be delivered to, such joint tenants;

          (c) if the Warrant is registered in the name of a corporation and is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided the Additional Common Stock is to be issued in the name of such corporation; or

          (d) if the Warrant is registered in the name of an individual and is executed by a person purporting to act as such individual's executor, administrator or personal representative, provided, the Additional Common Stock is to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and there is no evidence indicating the subscriber is not the duly authorized representative that he purports to be.

          (G) Accept applications to transfer Warrants and to act therein as a Transfer Agent for this limited purpose, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person:

          (a) if the Warrant is registered in the name of a fiduciary and is executed by and the Additional Common Stock is to be issued in the name of such fiduciary;

          (b) if the Warrant is registered in the name of joint tenants and is executed by one of the joint tenants, provided the certificate representing the Additional Common Stock is issued in the names of, and is to be delivered to, such joint tenants;

          (c) if the Warrant is registered in the name of a corporation and is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided the Additional Common Stock is to be issued in the name of such corporation; or

          (d) if the Warrant is registered in the name of an individual and is executed by a person purporting to act as such individual's executor, administrator or personal representative, provided, the Additional Common Stock is to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and there is no evidence indicating the subscriber is not the duly authorized representative that he purports to be.

          (H) Accept Subscriptions not accompanied by Warrants if submitted by a firm having membership in the New York Stock Exchange or another national securities exchange or by a commercial bank or trust company having an office in the United States together with the Notice of Guaranteed Delivery and accompanied by proper payment for the total number of shares of Additional Common Stock Subscribed for.

          (I) Accept Subscriptions even though unaccompanied by Warrants, under the circumstances and in compliance with the terms and conditions set forth in the Prospectus under the heading "The Rights Offering--Special Procedure Under Notice of Guaranteed Delivery Form."

          (J) Refer to the Company for specific instructions as to acceptance or rejection, Subscriptions received after the Expiration Time, Subscriptions not authorized to be accepted pursuant to this Paragraph 1, and Subscriptions otherwise failing to comply with the requirements of the Prospectus and the terms and conditions of the Warrants.

          (K)  Upon acceptance of a Subscription:

          (a) hold all monies received in a special account for the benefit of the Company. Promptly following the Expiration Time ChaseMellon shall distribute to the Company the funds in such account and issue certificates for shares of Additional Common Stock issuable with respect to Subscriptions which have been accepted.

          (b) advise the Company daily by telecopy and confirm by letter to Jane A. Orenstein, Esq., Assistant General Counsel (the "Company Representative"), with a copy to Richard N. Phegley, Vice President & Treasurer (by telecopy) as to the total number of shares of Additional Common Stock Subscribed for, total number of Rights sold, total number of Rights partially Subscribed for and the amount of funds received, with cumulative totals for each; and in addition advise the Company Representative, by telephone to Jane A. Orenstein, Esq. at (206) 230-6647 , confirmed by telecopy, of the amount of funds received identified in accordance with (a) above, deposited, available or transferred in accordance with (a) above, with cumulative totals; and

          (c) as promptly as possible but in any event on or before 3:30 p.m., New York City Time, on the first full business day following the Expiration Time, advise the Company Representative in accordance with (b) above of the number of shares Subscribed for, the number of Subscription guarantees received and the number of shares of Additional Common Stock unsubscribed for.

          (L) Upon completion of the Subscription Offer, ChaseMellon shall requisition certificates from the Transfer Agent for the Common Stock for shares of Additional Common Stock Subscribed for.

          2) (a) The Warrants shall be issued in registered form only. The Company shall appoint and have in office at all times a Registrar for the Warrants, satisfactory to ChaseMellon, which shall keep books and records of the registration and transfers and exchanges of Warrants (such books and records are hereinafter called the "Warrant Register"). The Company shall promptly notify the Transfer Agent and Registrar of the exercise of any Warrants. The Company shall promptly notify ChaseMellon of any change in the Registrar of the Warrants.

               (b) All Warrants issued upon any registration of transfer or exchange of Warrants shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement, as the Warrants surrendered for such registration of transfer or exchange.

               (c) Any Warrant when duly endorsed in blank shall be deemed negotiable, and when a Warrant shall have been so endorsed the holder thereof may be treated by the Company, ChaseMellon and all other persons dealing therewith as the absolute owner thereof for any purpose and as the person entitled to exercise the rights represented thereby, any notice to the contrary notwithstanding, but until such transfer is registered in the Warrant Register, the Company and ChaseMellon may treat the registered holder thereof as the owner for all purposes.

          3) ChaseMellon will follow its regular procedures to attempt to reconcile any discrepancies between the number of shares of Additional Common Stock that any Warrant may indicate are to be issued to a stockholder and the number that the Record Stockholders List indicates may be issued to such stockholder. In any instance where ChaseMellon cannot reconcile such discrepancies by following such procedures, ChaseMellon will consult with the Company for instructions as to the number of shares of Additional Common Stock, if any, ChaseMellon is authorized to issue. In the absence of such instructions, ChaseMellon is authorized not to issue any shares of Additional Common Stock to such stockholder.

          4) ChaseMellon will examine the Warrants received by it as Subscription Agent to ascertain whether they appear to ChaseMellon to have been completed and executed in accordance with the applicable Letter of Instruction. In the event ChaseMellon determine that any Warrant does not appear to it to have been properly completed or executed, or where the Warrants do not appear to ChaseMellon to be in proper form for Subscription, or any other irregularity in connection with the Subscription appears to ChaseMellon to exist, it will follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. ChaseMellon is not authorized to waive any irregularity in connection with the Subscription, unless it shall have received from the Company the Warrant which was delivered, duly dated and signed by an authorized officer of the Company, indicating that any irregularity in such Warrant has been cured or waived and that such Warrant has been accepted by the Company. If any such irregularity is neither corrected nor waived, ChaseMellon will return to the subscribing stockholder (at ChaseMellon's option by either first class mail under a blanket surety bond or insurance protecting ChaseMellon and the Company from losses or liabilities arising out of the non-receipt or nondelivery of Warrants or by registered mail insured separately for the value of such Warrants) to such stockholder's address as set forth in the Subscription any Warrants surrendered in connection therewith and any other documents received with such Warrants, and a letter of notice to be furnished by the Company explaining the reasons for the return of the Warrants and other documents.

          5) Each document received by ChaseMellon relating to its duties hereunder shall be dated and time stamped when received.

          6) (a) For so long as this Agreement shall be in effect, the Company will reserve for issuance and keep available free from preemptive rights a sufficient number of shares of Additional Common Stock to permit the exercise in full of all Rights issued pursuant to the Subscription Offer. Subject to the terms and conditions of this Agreement, ChaseMellon will request the Transfer Agent for the Common Stock to issue certificates evidencing the appropriate number of shares of Additional Common Stock as required from time to time in order to effectuate the Subscriptions.

               (b) The Company shall take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to insure that all shares of Additional Common Stock issuable upon the exercise of the Warrants at the time of delivery of the certificates therefor (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and nonassessable shares of Common Stock, free from all preemptive rights and taxes, liens, charges and security interests created by or imposed upon the Company with respect thereto.

               (c) The Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under Federal and state laws which may be necessary or appropriate in connection with the issuance, sale, transfer and delivery of Warrants or Additional Common Stock issued upon exercise of Warrants.

          7) If certificates representing shares of Additional Common Stock are to be delivered by ChaseMellon to a person other than the person in whose name a surrendered Warrant is registered, ChaseMellon will issue no certificate for Additional Common Stock until the Warrant so surrendered has been properly endorsed (or otherwise put in proper form for transfer) and the person requesting such exchange has paid any transfer or other taxes or governmental charges required by reason of the issuance of a certificate for Additional Common Stock in a name other than that of the registered holder of the Warrant surrendered, or has established to ChaseMellon's satisfaction that any such tax or charge either has been paid or is not payable.

          8) Should any issue arise regarding federal income tax reporting or withholding, ChaseMellon will take such action as the Company instructs ChaseMellon in writing.

          9) The Company may terminate this Agreement at any time by so notifying ChaseMellon in writing. ChaseMellon may terminate this Agreement upon 30 days' prior notice to the Company. Upon any such termination, ChaseMellon shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding ChaseMellon fees and expenses, ChaseMellon will forward to the Company or its designee promptly any Warrant or other document relating to ChaseMellon's duties hereunder that ChaseMellon may receive after its appointment has so terminated. Sections 11, 12, and 14 of this Agreement shall survive any termination of this Agreement.

          10)  As agent for the Company hereunder ChaseMellon:

          (a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by ChaseMellon and the Company;

          (b) shall have no obligation to issue any shares of Additional Common Stock unless the Company shall have provided a sufficient number of certificates for such Additional Common Stock;

          (c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Warrants surrendered to ChaseMellon hereunder or shares of Additional Common Stock issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Subscription Offer;

          (d) shall not be obligated to take any legal action hereunder; if, however, ChaseMellon determines to take any legal action hereunder, and where the taking of such action might, in its judgment, subject or expose ChaseMellon to any expense or liability it shall not be required to act unless ChaseMellon shall have been furnished with an indemnity satisfactory to it;

          (e) may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to ChaseMellon and believed by it to be genuine and to have been signed by the proper party or parties;

          (f) shall not be liable or responsible for any recital or statement contained in the Prospectus or any other documents relating thereto;

          (g) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Subscription Offer, including without limitation obligations under applicable securities laws;

          (h) may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions with respect to any matter relating to ChaseMellon acting as Subscription Agent covered by this Agreement (or supplementing or qualifying any such actions) of officers of the Company;

          (i) may consult with counsel satisfactory to ChaseMellon, including Donald G. Alvarado, Esq., general counsel of the Company, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by ChaseMellon hereunder in good faith and in accordance with the advice of such counsel;

          (j) may perform any of ChaseMellon's duties hereunder either directly or by or through agents or attorneys and ChaseMellon shall not be liable or responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by ChaseMellon hereunder; and

          (k) are not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

          11) In the event any question or dispute arises with respect to the proper interpretation of the Subscription Offer or ChaseMellon's duties hereunder or the rights of the Company or of any stockholders surrendering Warrants pursuant to the Subscription Offer, ChaseMellon shall not be required to act and shall not be held liable or responsible for its refusal to act until the question or dispute has been judicially settled (and, if appropriate, ChaseMellon may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to ChaseMellon and executed by the Company and each such stockholder and party. In addition, ChaseMellon may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the stockholders and all other parties that may have an interest in the settlement.

          12) Any instructions given to ChaseMellon orally, as permitted by any provision of this Agreement, shall be confirmed in writing by a duly authorized representative of the Company as soon as practicable. ChaseMellon shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section.

          13) Whether or not any Warrants are surrendered to ChaseMellon, for its services as Subscription Agent hereunder, the Company shall pay to ChaseMellon compensation in accordance with the fee schedule attached as Exhibit A hereto, together with reimbursement for out-of-pocket expenses, including reasonable fees and disbursements of counsel.

          14) The Company covenants to indemnify and hold ChaseMellon and its officers, directors, employees, agents, contractors, subsidiaries and affiliates harmless from and against any loss, liability, damage or expense (including without limitation any loss, liability, damage or expense incurred for accepting Warrants tendered without a signature guarantee and the fees and expenses of counsel) incurred (a) without gross negligence or bad faith or (b) as a result of ChaseMellon's acting or failing to act upon the Company's instructions, arising out of or in connection with the Subscription Offer, this Agreement or the administration of ChaseMellon's duties hereunder, including without limitation the costs and expenses of defending and appealing against any action, proceeding, suit or claim in the premises. ChaseMellon shall promptly notify the Company of any action, proceeding, suit or claim by letter or telex or facsimile transmission confirmed by letter. The Company shall be entitled to participate at its own expense in the defense of any such action, proceeding, suit or claim. Anything in this agreement to the contrary notwithstanding, in no event shall ChaseMellon be liable for special, indirect or consequential loss or damages of any kind whatsoever (including but not limited to lost profits), even if ChaseMellon have been advised of the likelihood of such loss or damage and regardless of the form of action. Any liability of ChaseMellon's will be limited to the amount of fees paid by the Company hereunder.

          15) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among us to the full extent permitted by applicable law.

          16) The Company represents and warrants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Subscription Offer and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Company or any indenture, agreement or instrument to which it is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of it, (d) the Subscription Offer will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Subscription Offer.

          17) In the event that any claim of inconsistency between this Agreement and the terms of the Subscription Offer arise, as they may from time to time be amended, the terms of the Subscription Offer shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of ChaseMellon as Subscription Agent, which shall be controlled by the terms of this Agreement.

          18) Set forth in Exhibit B hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Agreement. The Secretary of the Company shall, from time to time, certify to ChaseMellon the names and signatures of any other persons authorized to act for the Company under this Agreement.

          19) Except as expressly set forth elsewhere in this Agreement, all notices, instructions and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Company, to Smart & Final Inc., 600 Citadel Drive, Commerce, California 90040,
Attention: Donald G. Alvarado, General Counsel, or, if to the Subscription Agent, to ChaseMellon Shareholder Services LLC, 450 West 33rd Street, New York, New York 10001, Attention: Reorganization Department, or to such other address as a party hereto shall notify the other parties.

          20) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws rules or principles, and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that this Agreement may not be assigned by any party without the prior written consent of all other parties.

          21) No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.

          Please acknowledge receipt of this letter and confirm ChaseMellon's agreement concerning ChaseMellon's appointment as Subscription Agent and Transfer Agent, and the arrangements herein provided, by signing and returning the enclosed copy hereof, whereupon this Agreement and ChaseMellon's acceptance of the terms and conditions herein provided shall constitute a binding Agreement between the parties hereto.

                                  Very truly yours,

                                  SMART & FINAL INC.


                                  By: _____________________________________

                                      Name:
                                      Title:


Accepted as of the date first written above:

CHASEMELLON SHAREHOLDER SERVICES, L.L.C.,
AS SUBSCRIPTION AGENT AND TRANSFER AGENT


By: _____________________________
    Name:
    Title:

                                  EXHIBIT "1"


The Registration Statement shall be incorporated herein.



                                  EXHIBIT "2"


The Letter of Instruction shall be incorporated herein.



                                  EXHIBIT "3"


The Notice of Guaranteed Delivery shall be incorporated herein.



                                  EXHIBIT "4"


The Form of Warrant shall be incorporated herein.

                                  EXHIBIT "A"


                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                    Schedule of Fees as Subscription Agent
                            For Smart & Final Inc.


I.         Set Up and Administrative Fee                                    $7,500.00

II.        Processing Basic subscriptions, each                             $   14.00

III.       Transferring warrants, subscription certificates, split-ups,
           reissuing new certificates, round-ups, each                      $   10.00

IV.        Issuing subscription certificates to record date holders,
           each, and follow-up mailings                                     $    5.00

V.         Processing oversubscriptions, including proration and
           refunds, each                                                    $   10.00

VI.        Sale of Rights for holders, each                                 $   10.00

VII.       Subscriptions requiring additional handling (window items, defective presentations, correspondence items, legal items, and items not providing a taxpayer identification number),
           each                                                             $   10.00

VIII.      Processing Guarantee of Delivery items, each                     $   10.00

IX.        Handling Soliciting Dealer payments, each                        By Appraisal

X.         Special Services                                                 By Appraisal

XI.        Out-of-pocket Expenses (including but not limited to
           postage, stationery, telephones, overnight couriers,
           messengers, overtime, dinners, transportation, shipping
           and trucking)                                                    Additional


A minimum aggregate fee of $25,000.00 shall apply, inclusive of fees above which are paid on a utilization basis.

                                  EXHIBIT "B"

                         [Letterhead of Smart & Final]



    Name                  Position                       Specimen Signatures
    ----                  --------                       -------------------